For the fiscal period ended 6/30/02
File number 811-03623

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.    The Prudential Series Fund - Equity Portfolio

1.   Name of Issuer
	American Electric Power

2.   Date of Purchase
	6/5/02

3.   Number of Securities Purchased
	55,300

4.   Dollar Amount of Purchase
	$2,261,770

5.   Price Per Unit
	$40.90

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Goldman Sachs

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Salomon Smith Barney Inc.				Credit
Suisse First Boston Corporation
Goldman, Sachs & Co.					Merrill
Lynch, Pierce, Fenner & Smith Inc.
Banc of Americas Securities				J.P.
Morgan Securities Inc.
UBS Warburg LLC					A.G.
Edwards & Sons, Inc.
Lehman Brothers Inc.					Danske
Securities (US), Inc.
Edward D. Jones & Co., L.P.
	McDonald Investments, Inc.
TD Securities (USA) Inc.					The
Williams Capital Group